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EXHIBIT 10.20

                                 MARITRANS INC.
                          CASH LONG TERM INCENTIVE PLAN

I. PURPOSE. The Maritrans Inc. Performance Unit Plan (the "Plan") was adopted, effective April 1, 1993, to provide a means whereby Maritrans Inc. (the "Company") may, through the granting of performance units, attract and retain persons of outstanding executive ability as employees of the Company, or of its affiliates, and motivate such Executives, as defined below, to exert their best efforts on behalf of the Company on a long-term basis. The Company amended and restated the Plan, effective as of January 1, 2000, to reflect a new design that provides Executives with a cash component to their long-term incentives from the Company and renamed the Plan as the "Cash Long Term Incentive Plan." The Company now wishes to amend and restate the Plan to provide for greater discretion of the Company's Chairman (the "Chairman") and the Company's Chief Executive Officer (the "CEO") and to be able to adjust goals and opportunity amounts in the event that an Executive's position or performance changes. The Plan is hereby amended and restated effective as of February 11, 2003.

II. ADMINISTRATION. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall have full power and authority to interpret the Plan, make factual determinations, and to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as it deems necessary or advisable in carrying out its duties under the Plan. All decisions and determinations by the Committee shall be final and binding on the Company, Participants, employees, and any other persons having or claiming an interest hereunder. By accepting an incentive opportunity under the Plan and receiving a grant agreement under Section 4.01, each Participant accepts and acknowledges the Committee's authority and discretion under this Article II and acknowledges that participation is in accordance with the terms of the Plan.

III.    PARTICIPATION.

3.01 IN GENERAL. The Committee shall determine, upon the recommendation of the CEO, each Executive of the Company to whom an incentive opportunity is to be granted under the Plan (a "Participant"), the size of the incentive opportunity to be granted to each Participant, the benchmarks for determining the actual incentive opportunity to be realized at the conclusion of the Performance Period, as defined in Section 4.02 below, and any other terms and conditions relating to the Plan. In making its determinations, the Committee shall take the Company's overall compensation policy into account. For the purposes of the Plan, an individual shall be an "Executive" if the individual is an officer of the Company, or of an affiliate, and is designated as an "Executive" for the purposes of the Plan by the CEO.

3.02 FACTORS TO BE CONSIDERED. In determining whether an individual may become a Participant under the Plan, the Committee shall take into consideration the key

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employee's present and potential contribution to the success of the Company and such other factors as the Committee may in its sole discretion deem proper and relevant.

IV.     INCENTIVE OPPORTUNITY.

4.01 GRANT AND SIZE. Each Participant shall receive an agreement in the form and manner prescribed by the Committee that shall indicate the target incentive opportunity for that Participant and the terms and conditions thereof, consistent with the provisions of the Plan.

4.02 PERFORMANCE PERIOD. The Committee shall establish and announce a measurement period over which the performance of the Company shall be determined (the "Performance Period"). The Performance Period shall normally be a period of three years unless the Committee determines otherwise in its sole discretion.

4.03    CORPORATE GOALS.

        (a) Upon the recommendation of the CEO, at the beginning of each Performance Period, the Committee shall establish and announce the corporate goal or goals (the "Corporate Goals") for each Performance Period upon which the actual size of the incentive for each Participant shall be determined. The Corporate Goals shall relate to the Company's financial and operating performance during the applicable Performance Period.

        (b) The CEO shall also recommend to the Committee and the Committee shall assign in its sole discretion a percentage to each Corporate Goal, which when multiplied by the target incentive opportunity for a Participant shall result in the amount to be distributed to each Participant, under Section 4.05 hereof, (the "Award") if that level of Corporate Goal is attained for the Performance Period.

4.04    AWARD DETERMINATION.

        (a) At the end of each Performance Period, the Committee in its sole discretion shall determine the level of Corporate Goal(s) attained for such Performance Period.

        (b) Based upon the Committee's determination of the extent to which Corporate Goals have been met, a Participant's Award will be determined as the product of: (i) the percentage (or sum of percentages where more than one Corporate Goal has been assigned) assigned to the level of Corporate Goals which have been met, and (ii) the target incentive opportunity for the Participant.

        (c) A Participant who ceases to be an Executive during a Performance Period for any reason other than death, long-term disability (as determined with reference to the Company's long-term disability plan), or retirement (as determined with reference to the Company's qualified defined benefit plan) shall not be eligible to receive any Award during the Performance Period in which such termination or demotion occurs (unless the Committee in its sole discretion determines otherwise in the case of a demotion).

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A Participant who ceases to be employed by reason of death, disability or retirement before the end of a Performance Period shall be eligible to receive an Award at the close of such Performance Period on a pro-rated basis taking into account the portion of the Performance Period during which the Participant was employed as an Executive, such Award to be determined by the Committee in its sole discretion. In the event of death, the Participant's beneficiary designated under the Company's group term life insurance plan shall receive any payments due at the close of the current Performance Period.

        (d) Notwithstanding anything herein to the contrary, in the event that the Chairman or the CEO determines that a Participant's job performance is not at the standard expected of that Participant during a Performance Period, the CEO may recommend to the Committee, and the Committee may approve, in its discretion, that the Participant's Award for any year of that Performance Period be reduced by all or a portion of the Award otherwise due for that portion of the Performance Period. In that case, a documented performance issue must be placed in the Participant's personnel file. In addition, if the Chairman or the CEO determines that a Participant's job evaluation (i.e., the requirements of the position) has changed, the Chairman or the CEO may also recommend, and the Committee may approve, in its discretion, a change in that Participant's Award level for the then Performance Period, as a result of such change.

4.05 TIME AND MANNER OF PAYMENT. Awards shall be paid in two installments. The first shall be paid as soon as practical following the end of the third calendar quarter of the last year of each Performance Period on the basis of the Committee's estimate of the Company's performance against the Corporate Goals to that point. The second shall be made no later than the last day of March following the end of the Performance Period and shall be based on the actual Award due after taking into account the first payment. No payments shall be made to a Participant not employed on the last day of the relevant Performance Period unless termination occurred by reason of death, disability, retirement or otherwise as determined by the Committee in its sole discretion. All payments shall be made in cash or check subject to applicable and appropriate withholding taxes.

4.06 PARTICIPANT'S RIGHTS. No Participant or other person shall under any circumstances acquire any property interest in any specific assets of the Company. Nothing contained in this Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

V.      VESTING UPON A CHANGE OF CONTROL.

5.01 CHANGE OF CONTROL. For the purposes hereof, a "Change of Control" shall be deemed to have taken place if (i) any person (except the Company or any employee benefit plan of the Company or of any affiliate, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, shall become the beneficial owner in the aggregate of 20% or more of the common stock of the Company then outstanding, or (ii) during any twenty-four month period, individuals who

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at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

5.02 VESTING OF AWARDS. Notwithstanding the provisions of Section IV hereof, in the event that a Participant's employment is involuntarily terminated, other than for "cause," as defined in the Company's Severance Pay Plan, within one year following a Change of Control, including a termination initiated by any Executive pursuant to the change of control provisions of the employment agreement applicable to that Executive, the Participant shall receive, within 30 days of such termination, an Award equal to the Award that could have been determined as if the Participant's actual date of termination were the last day of the then current Performance Period and on the basis of the partial achievement of the Corporate Goals for the shortened Performance Period plus any Award remaining due for the prior Performance Period whether or not then payable pursuant to the provisions of Section 4.05 hereof.

VI.     GENERAL PROVISIONS.

6.01 TRANSFERABILITY. No Award under this Plan shall be transferred, assigned, pledged or encumbered by the Participant. In the event of a Participant's death during his employment with the Company, payments of any Award shall be made as provided in Section IV hereof.

6.02 ADJUSTMENT FOR NON-RECURRING ITEMS, ETC. Notwithstanding anything herein to the contrary, if the Company's financial performance is affected by any event that is of a non-recurring nature, or the Committee otherwise determines that a change is necessary, the Committee in its sole discretion may make such adjustments in the target incentive opportunity or in the Corporate Goals for the then current Performance Period as it shall determine to be equitable and appropriate in order to make the Participant's target incentive opportunity, as nearly as may be practicable, equivalent to the target incentive opportunity immediately prior to such event.

6.03 NO RIGHTS TO EMPLOYMENT. Nothing in this Plan, and no action taken pursuant hereto, shall confer upon any Participant the right to continue in the employ of the Company, or affect the right of the Company to terminate the Participant's employment at any time for cause or for no cause whatsoever.

6.04 WITHHOLDING TAX. Notwithstanding any other provision of this Plan, the Company shall be entitled to withhold from, or in respect of, any Award to be made an amount sufficient to satisfy all federal, state and local tax withholding requirements relating thereto. Such withholding may be made from other amounts due from the Company to the Participant (including salary or bonus).

6.05 NOTICES. Any notice hereunder to be given to the Company shall be in writing and shall be delivered in person to the Secretary of the Company, or shall be sent by

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registered mail, return receipt requested, to the Secretary of the Company at the Company's executive offices, and any notice hereunder to be given to the Participant shall be in writing and shall be delivered in person to the Participant, or shall be sent by registered mail, return receipt requested, to the Participant at his last address as shown in the employment records of the Company. Any notice duly mailed in accordance with the preceding sentence shall be deemed given on the date postmarked.

6.06 TERMINATION AND AMENDMENT OF THE PLAN. The Plan may be terminated, modified or amended by the Board at any time, except that no such action shall deprive a Participant of the right to the amount of the Award that could have been determined as if the actual date of such action were the last day of the then current Performance Period and on the basis of the achievement of the Corporate Goals for the shortened Performance Period.

6.07    MISCELLANEOUS.

        (a) If the Company shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Company under this Plan.

        (b) This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

        (c) This Plan shall be construed in accordance with, and governed by, the law of the state of Florida.